Exhibit 5.1

                   [Letterhead of McDermott Will & Emery LLP]


April 14, 2005


Kellwood Company
600 Kellwood Parkway
P.O. Box 14374
St. Louis, Missouri 63178

Re:      Kellwood Company 1995 Incentive Stock Plan (the "Plan")

Ladies and Gentlemen:

We have acted as counsel for Kellwood Company (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 1,700,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which may be purchased pursuant to the Plan and 1,700,000 Preferred Stock Purchase Rights which currently are attached to, and trade with, the Common Stock.

We have examined or considered:

     1. A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Plan.

     2.   A copy of the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Plan, and the Preferred Stock Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.


Very truly yours,


/s/ McDermott Will & Emery LLP